EXHIBIT 10.2

SECURED PROMISSORY NOTE

Effective Date: August 29, 2025	U.S. $1,750,000.00

FOR VALUE RECEIVED, Edible Garden AG, Inc., a Delaware corporation (“Borrower”), promises to pay to Avondale Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $1,750,000.00 and any interest, fees, charges, and late fees accrued hereunder on the date that is ten (10) months after the Purchase Price Date (the “Maturity Date”) in accordance with the terms set forth herein until the same is paid in full. This Secured Promissory Note (this “Note”) is issued and made effective as of August 29, 2025 (the “Effective Date”). This Note is issued pursuant to that certain Note Purchase Agreement dated August 29, 2025, as the same may be amended from time to time, by and between Borrower and Lender (the “Purchase Agreement”). Certain capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note carries an OID of $350,000.00. In addition, Borrower agrees to pay $5,000.00 to Lender to cover Lender’s legal fees, accounting costs, due diligence, and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). The OID is included in the initial principal balance of this Note and is deemed to be fully earned and non-refundable as of the Purchase Price Date. The Transaction Expense Amount will be deducted from the amount funded on the Effective Date. The purchase price for this Note shall be $1,395,000.00 (the “Purchase Price”), computed as follows: $1,750,000.00 original principal balance, less the OID, less the Transaction Expense Amount.

1. Payment; Prepayment; Interest.

1.1. Payment. All payments owing hereunder shall be in lawful money of the United States of America and delivered to Lender at the address or bank account furnished by Lender to Borrower for that purpose. All payments shall be applied first to (a) Lender’s reasonable costs of collection, if any, then to (b) fees and charges hereunder, if any, then to (c) accrued and unpaid interest hereunder, if any, and thereafter, to (d) principal hereunder.

1.2. Prepayment. Borrower may pay all or any portion of the Outstanding Balance earlier than it is due without penalty. Early payments of less than all principal, fees, and interest outstanding will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s remaining obligations hereunder. In the event Borrower repays this Note in full on or before the date which is twenty (20) weeks from the Effective Date, Borrower will receive a $50,000.00 discount from the Outstanding Balance.

1.3. Interest. No interest will accrue on this Note until the occurrence of an Event of Default (as defined below). Following an Event of Default, all interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily, and shall be payable in accordance with the terms of this Note.

2. Security. This Note is secured by that certain Security Agreement of even date herewith, issued by Borrower in favor of Lender, as the same may be amended from time to time (the “Security Agreement”). The Security Agreement shall only become effective and enforceable upon the occurrence of an Event of Default (as defined herein), at which point it shall automatically take full force and effect without the need for any notice to Borrower. Upon such occurrence, Lender shall be entitled to immediately exercise any and all rights and remedies available to it under the Security Agreement.

3. Weekly Payments. Beginning on the date that is one (1) week from the Purchase Price Date and on the same day of every week thereafter, Borrower will make weekly cash payments to Investor via ACH withdrawal in the amount of $43,750.00 until the Note is paid in full.

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4. Trigger Events; Defaults; Remedies.

4.1. Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder and said failure is not cured within three (3) Trading Days; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable cure or grace periods, if any; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower and such proceeding is not dismissed, discharged, stayed, or otherwise resolved within sixty (60) days; (g) Borrower fails to observe or perform any covenant set forth in Section 4 of the Purchase Agreement and such failure is not cured within the applicable cure period; (h) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (i) Borrower defaults or otherwise fails to observe or perform any material covenant, obligation, condition or agreement contained herein or in any other Transaction Document (as defined in the Purchase Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the Purchase Agreement, and such default or failure is not cured within ten (10) Trading Days after written notice thereof (and subject to any longer cure period set forth in the applicable Transaction Document); (j) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished, and, if capable of cure, such representation, warranty or other statement is not cured within ten (10) Trading Days (without duplication with any cure period for the applicable representation, warranty or other statement in any other Transaction Document); (k) Borrower materially breaches any covenant or other term or condition contained in any Other Agreements and fails to cure such breach as permitted in such Other Agreements during the time period allowed for such cure; or (l) a final, non-appealable judgment is entered against Borrower in an amount greater than $1,000,000.00.

4.2. Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below.

4.3. Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within three (3) Trading Days (“Trigger Event Notice”). If Borrower fails to cure the Trigger Event within the required three (3) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”). For the avoidance of doubt, the aforementioned three (3) Trading Days cure period shall not start until the date on which Borrower receives the Trigger Event Notice as determined in accordance with Section 13.

4.4. Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses (b) – (f) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of twenty-two percent (22.00%) per annum simple interest or the maximum rate permitted under applicable law (“Default Interest”). Notwithstanding the foregoing, no Default Interest shall begin to accrue until the expiration of any applicable cure period for such Event of Default. In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, except as expressly required in this Note or by applicable law. Subject to any cure period expressly provided herein, Lender may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder, and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.4. Borrower shall be promptly notified of any such rescission in writing. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity.

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5. Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding, and enforceable obligation of Borrower not subject to offset, deduction, or counterclaim of this Note or any Transaction Document. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note provided that Borrower shall retain all defenses or claims arising from Lender’s failure to perform its obligations under the Purchase Agreement or other related agreements.

6. Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future, except to the extent specifically set forth in writing.

7. [Reserved.]

8. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

9. Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

10. Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued. Upon such payment and upon written request from Borrower, Lender shall promptly deliver to Borrower a written acknowledgment of cancellation and release of the Note in form reasonably satisfactory to Borrower.

11. Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

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12. Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned, or transferred by Lender to any of its affiliates without the consent of Borrower, so long as such transfer is in accordance with applicable federal and state securities laws and written notice is provided to Borrower.

13. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

14. Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any material term or provision of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any expressly stated fees, balance adjustments, Default Interest, or other charges specifically set forth in this Note as applicable upon a default or failure to perform are intended by the parties to be, and shall be deemed, reasonable liquidated damages and not penalties. Nothing herein shall prevent Borrower from challenging a fee or charge that is not specified in this Note of is imposed in bad faith.

15. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law, and the balance of this Note shall remain in full force and effect.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date.

BORROWER: EDIBLE GARDEN AG, INC.

By:	/s/ James E. Kras
James E. Kras, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED, AND AGREED:

LENDER:

AVONDALE CAPITAL, LLC

By:	/s/ John M. Fife
John M. Fife, President

[Signature Page to Secured Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Common Stock” means Borrower’s common stock, par value $0.0001 per share.

A2. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation), other than a merger or a consolidation that would result in the voting securities of Borrower outstanding immediately prior to the consolidation or merger continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51.00%) of the total voting power represented by the voting securities of Borrower or the surviving entity outstanding immediately after the consolidation or merger, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50.00%) of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than fifty percent (50.00%) of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower’s Common Stock, or reverse splits of its outstanding and authorized shares of Common Stock approved by Borrower’s board of directors prior to the Effective Date or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of fifty percent (50.00%) of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower. Notwithstanding the foregoing, any internal reorganization restructuring, or recapitalization of the Borrower that does not result in a change in the beneficial ownership of a majority of Borrower’s voting securities. For the avoidance of doubt, Borrower or any if its subsidiaries entering into a definitive agreement that contemplates a Fundamental Transaction will be deemed to be a Fundamental Transaction; provided, that, if such agreement contains a closing condition that this Note is repaid in full upon consummation of the transaction, the entry into such definitive agreement shall not be deemed a Fundamental Transaction.

A3. “Major Trigger Event” means any Trigger Event occurring under Sections 4.1(a) - 4.1(h).

A4. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A5. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A6. “OID” means an original issue discount.

A7. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A8. “Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, plus the OID, the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees incurred under this Note.

A9. “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower.

A10. “Trading Day” means any day on which Borrower’s principal trading market (or such other principal market for the Common Stock) is open for trading.

A11. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by: (a) twenty percent (20.00%) following the occurrence of a Major Trigger Event; and (b) five percent (5.00%) following the occurrence of a Minor Trigger Event.